UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2012

TORNIER N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	1-35065	98-0509600
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Fred. Roeskestraat 123 1076 EE Amsterdam The Netherlands		None
(Address of principal executive offices)		(Zip Code)

(+ 31) 20 675-4002

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 4, 2012, Tornier N.V., a public company with limited liability and incorporated under Dutch Law (naamloze vennootschap) (“Tornier”), and Tornier, Inc., a Delaware corporation, a wholly owned subsidiary of Tornier and Tornier’s U.S. operating subsidiary (“Tornier USA” or the “Borrower”), entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), SG Americas Securities, LLC, as Syndication Agent (the “Syndication Agent”), BMO Capital Markets and JPMorgan Chase Bank, N.A., as Co-Documentation Agents (the “Co-Documentation Agents”), Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Americas Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners (the “Joint Lead Arrangers and Joint Bookrunners”), and the other lenders party thereto.

The Credit Agreement provides for an aggregate credit commitment to the Borrower of U.S. $145 million, consisting of: (1) a senior secured term loan facility to the Borrower denominated in dollars in an aggregate principal amount of up to U.S. $75 million (the “USD Term Facility”); (2) a senior secured term loan facility to the Borrower denominated in euros in an aggregate principal amount of up to the U.S. dollar equivalent of U.S. $40 million (the “EUR Term Facility”); and (3) a senior secured revolving credit facility to the Borrower denominated at the election of the Borrower, in U.S. dollars, euros, pounds, sterling and yen in an aggregate principal amount of up to the U.S. dollar equivalent of U.S. $30 million (the “Revolving Facility”, and, together with the USD Term Facility and EUR Term Facility, the “Credit Facility”). Funds available under the Revolving Credit Facility may be used for general corporate purposes. The borrowings under the Credit Facility were used at the closing of the merger transaction described in this report under the heading “Item 2.01. Completion of Disposition or Acquisition of Assets” to pay the consideration for such merger, and such fees, costs and expenses incurred in connection with the merger and the Credit Agreement and to repay prior existing indebtedness of Tornier and its subsidiaries.

The Credit Agreement contains customary covenants, including financial covenants which require Tornier to maintain minimum interest coverage and maximum total net leverage ratios, and customary events of default. The obligations under the Credit Agreement are guaranteed by Tornier, the Borrower and certain other specified subsidiaries of Tornier, and subject to certain exceptions, are secured by a first priority security interest in substantially all of the assets of Tornier, the Borrower and certain specified existing and future subsidiaries of Tornier. At the option of the Borrower, loans under the Revolving Facility and USD Term Facility bear interest at (a) the alternate base rate (if denominated in U.S. dollars), equal to the greatest of (i) the prime rate in effect on such day, (ii) the federal funds effective rate in effect on such day plus 1/2 of 1%, and (iii) the adjusted LIBO rate (as defined in the Credit Agreement) plus 1%) plus in the case of each of (i)-(iii) above, an applicable rate of 2.00% or 2.25% (depending on the total net leverage ratio of Tornier (as defined in the Credit Agreement)), or (b) in the case of a eurocurrency loan (as defined in the Credit Agreement), at the applicable adjusted LIBO rate for the relevant interest period plus an applicable rate of 3.00% or 3.25% (depending on the total net leverage ratio of Tornier), plus the Mandatory Cost (as defined in the Credit Agreement) if such loan is made in a currency other than dollars of any Lender (other than a Lender to the Credit Agreement on the Effective Date ) from a lending office in the United Kingdom or a Participating Member State (as defined in the Credit Agreement). Under the EUR Term Facility, (a) alternate base rate loans bear interest at the alternate base rate plus the applicable rate, which is 3.00% or 3.25% (depending on the total net leverage ratio of Tornier) and (b) eurocurrency loans bear interest at the adjusted LIBO rate for the relevant interest period, plus an applicable rate, which is 4.00% or 4.25% (depending on the total net leverage ratio of Tornier), plus the Mandatory Cost, if applicable.

The foregoing description of the Credit Agreement is a summary of the material terms of such agreement, does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the entering into of the Credit Agreement described above, on October 4, 2012, Tornier USA terminated its prior $10 million revolving credit facility as evidenced by that certain revolving credit and security agreement, dated as of May 31, 2007, amended on May 31, 2008, September 24, 2008, October 16, 2009, July 29, 2010, December 16, 2011 and effective as of August 1, 2012, with Compass Bank, which revolving credit facility was scheduled to expire on November 1, 2012.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 4, 2012, Tornier completed its previously announced acquisition of OrthoHelix Surgical Designs, Inc., a Delaware corporation (“OrthoHelix”). OrthoHelix is focused on developing and marketing specialty implantable screw and plate systems for the repair of small bone fractures and deformities predominantly in the foot and ankle.

Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 23, 2012, among Tornier, Oscar Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Tornier (“Merger Sub”), OrthoHelix and MCPF GP Holdings, Inc., solely in its capacity as representative of OrthoHelix’s equity holders (the “Representative”), Merger Sub merged with and into OrthoHelix, and OrthoHelix continued as the surviving entity and a wholly owned subsidiary of Tornier (the “Merger”). In the transaction, Tornier paid consideration consisting of $100 million cash and 1,941,270 of its ordinary shares (which was determined to be equal to $35 million divided by the average closing sale price per ordinary share during the five trading days immediately prior to and after the date of Tornier’s initial public announcement of the Merger Agreement). In addition, Tornier agreed to make additional earnout payments of up to an aggregate of $20 million cash based upon Tornier’s consolidated sales of lower extremity joints and trauma products during fiscal years 2013 and 2014. A portion of the transaction consideration consisting of $11 million cash was deposited with an escrow agent to fund payment obligations with respect to a post-closing working capital adjustment and post-closing indemnification obligations of OrthoHelix’s former equity holders. In addition, a portion of the earnout payments are subject to certain rights of set-off for post-closing indemnification obligations of OrthoHelix’s equity holders. All options and warrants to acquire shares of OrthoHelix capital stock were terminated in connection with the Merger and the holders thereof will be paid the merger consideration that would have been payable to such holders had they exercised their options and warrants in full immediately prior to the effective time of the Merger, less the applicable exercise price of such options and warrants.

The Merger Agreement, which is filed as Exhibit 2.1 to this report and is incorporated herein by reference and the foregoing description of the Merger Agreement, are intended to provide investors and security holders with information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about Tornier in its reports filed with the United States Securities and Exchange Commission (the “SEC”). In particular, the Merger Agreement and related description are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Tornier. The representations and warranties have been negotiated with the principal purpose of not establishing matters of fact, but rather as a risk allocation method establishing the circumstances in which a party may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise. The assertions embodied in the representations and warranties made by OrthoHelix in the Merger Agreement are qualified in information contained in confidential disclosure schedules that OrthoHelix has delivered to Tornier in connection with the signing of the Merger Agreement made for purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable under the securities laws. Shareholders of Tornier are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Tornier, OrthoHelix or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in “Item 2.01. Completion of Disposition or Acquisition of Assets” is incorporated herein by reference. The issuance of the Tornier ordinary shares in connection with the Merger was exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof and Regulation D promulgated thereunder, based upon appropriate representations and certifications that Tornier obtained from each OrthoHelix stockholder, option holder and warrant holder receiving Tornier ordinary shares. Pursuant to the terms of the Merger Agreement, Tornier agreed to file with the SEC a registration statement on Form S-3 to register the resale of the Tornier ordinary shares issued at the closing of the Merger.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date upon which this current report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date upon which this current report on Form 8-K must be filed.

(c)	Shell Company Information.

Not applicable.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of August 23, 2012 by and among Tornier N.V., Oscar Acquisition Corp., OrthoHelix Surgical Designs, Inc. and the Representative*

10.1	Credit Agreement dated as of October 4, 2012 among Tornier N.V., Tornier, Inc., as Borrower, Bank of America, N.A., as Administrative Agent, SG Americas Securities, LLC, as Syndication Agent, BMO Capital Markets and JPMorgan Chase Bank, N.A., as Co-Documentation Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Americas Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, and the Other Lenders Party Thereto

*	All exhibits and schedules to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Tornier will furnish the omitted exhibits and schedules to the SEC upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2012	TORNIER N.V.

	By:	/s/ Kevin M. Klemz
	Name:	Kevin M. Klemz
	Title:	Vice President, Chief Legal Officer and Secretary

TORNIER N.V.

CURRENT REPORT ON FORM 8-K

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

2.1	Agreement and Plan of Merger dated as of August 23, 2012 by and among Tornier N.V., Oscar Acquisition Corp., OrthoHelix Surgical Designs, Inc. and the Representative*	Incorporated by reference to Exhibit 2.1 to the Tornier’s Current Report on Form 8-K as filed with the SEC on August 24, 2012 (File No. 001-35065)

10.1	Credit Agreement dated as of October 4, 2012 among Tornier N.V., Tornier, Inc., as Borrower, Bank of America, N.A., as Administrative Agent, SG Americas Securities, LLC, as Syndication Agent, BMO Capital Markets and JPMorgan Chase Bank, N.A., as Co-Documentation Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Americas Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, and the Other Lenders Party Thereto	Filed herewith

*	All exhibits and schedules to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Tornier will furnish the omitted exhibits and schedules to the SEC upon request by the SEC.